Exhibit 99.1

Sorrento Networks Reports Fourth Quarter and Fiscal Year-End 2003
Results

    SAN DIEGO--(BUSINESS WIRE)--April 10, 2003--

  Revenue Increases 52% From Previous Quarter; Capital Restructuring
    Plan on Track; Nasdaq Panel Extends Time to Comply with Listing
                             Requirements

    Sorrento Networks Corporation (Nasdaq NM: FIBR), a leading supplier of intelligent optical networking solutions for metro and regional applications, today announced financial results for its fourth quarter and fiscal year 2003 ended January 31, 2003. The
Company also provided a status report on its capital restructuring and announced that the Nasdaq Appeal Panel has given the Company additional time to implement the restructuring.

    Fourth Quarter and Fiscal Year Financial Performance

    Revenues for Sorrento Networks Corporation in its fiscal 2003 fourth quarter were $8.4 million, a 52% increase from revenues of $5.5 million in the prior quarter and a 2% increase from revenues of $8.3 million in the fourth quarter of fiscal 2002. Following significant declines in telecom industry spending, this is the first time in the past 12 months that the Company's quarterly revenues exceeded comparable quarterly revenues in the prior year. Net loss from operations for the fourth quarter of fiscal year 2003 improved 45% to $5.1 million compared with $9.2 million for the same quarter of the prior year. Net loss from operations for fiscal year 2003 improved 16% to $31.3 million compared with $37.2 million for the prior year.
    Net loss applicable to common shares was $7.5 million, an 8% increase compared with a net loss of $6.9 million in the prior quarter and a 29% improvement from a net loss of $10.5 million in the fourth quarter of fiscal 2002. Net loss applicable to common shares in the fourth quarter reflects a $3.7 million adjustment. This adjustment relates to the amortization of both the beneficial conversion feature of the debentures and the value allocated to the issuance of warrants on the Company's Senior Convertible Debentures. Net loss per common share was $8.42, compared with net loss per common share of $8.86 in the prior quarter and $14.80 in the fourth quarter of fiscal 2002.
    Revenues for the fiscal year ended January 31, 2003 totaled $25.1 million, compared with revenues of $40.8 million in the prior year, a 38% decline. The Company stated that the revenue reduction reflects the downturn in the telecom market, as well as management's decision not to pursue low-margin business. Net loss applicable to common shares for fiscal 2003 was $26.2 million, compared with a net loss of $43.1 million for the prior year. Net loss per common share for fiscal 2003 was $33.29, compared with net loss per common share of $62.00 for the prior year, a 46% improvement.
    Earnings for the fiscal year would have been $3.6 million higher except for legal expenses associated with the capital restructuring and other expenses associated with severance fees and the shutdown of remote offices.
    Gross margin for the Company increased to 38% in the fourth quarter of fiscal 2003, compared with 17% in the prior quarter and 21% in the fourth quarter of fiscal 2002. Gross margins for fiscal year 2003 decreased to 13% from 23% in the prior fiscal year mainly due a large inventory reserve taken in the second quarter.
    The Company also made significant progress in reducing its inventory level to $13.9 million, a 26% improvement compared with inventory of $18.8 million as of January 31, 2002. The Company entered the first quarter of fiscal year 2004 with an order backlog of $5 million. In addition, the Company's days sales outstanding (DSO) were cut by more than one half to 60 days compared with 124 days in the prior quarter and reduced by 32% compared with 88 days in the prior fiscal year.
    "I am encouraged by our revenue growth and balance sheet improvement in light of continued softness in the telecom market," said Phil Arneson, chairman and chief executive officer of Sorrento Networks. "We continue to focus our attention and product development primarily on the needs of our existing blue-chip customers and partners, including AT&T Broadband (now Comcast), Cox Communications, Deutsche Telekom, and DeltaNet. Generating a 52% increase in quarterly revenue and entering our next quarter with a healthy backlog are remarkable in this environment. I am proud of our dedicated Sorrento employees for their accomplishments."

    Highlights from the fiscal year include:

    -- Added Larry Matthews, a respected businessman and seasoned entrepreneur with over 35 years experience, to the board of directors.

    -- Added Mitch Truelock as vice president sales and marketing. Truelock previously worked as a consultant for the Company and has extensive background in the industry as a result of his senior technology investment banking positions at Robertson Stephens and RBC Capital.

    -- Implemented aggressive expense reduction and margin improvement measures, yielding savings of more than $3 million per quarter.

    --  Improved revenue per employee by 169% from approximately
        $29,000 in the first quarter to nearly $73,000 in the fourth quarter.

    -- Added eight new customers and distribution partners, including ING BHF-BANK, FiberNet Communications, and Unitech Networks.

    -- Expanded the existing relationship with Deutsche Telekom, the incumbent telecom carrier for Germany, enabling all their subsidiaries and affiliates to have access to the Company's family of optical access, transport, and network management products.

    -- Began volume shipments of the Company's JumpStart-400 CWDM platform.

    -- Established a strategic partnership and 5-year exclusive supply agreement with UFO Communications, a leading provider of enterprise broadband optical communications services in major metropolitan areas. The Company was selected as the exclusive supplier of DWDM and CWDM equipment for UFO services, currently planned to be offered in 13 key markets.

    -- Achieved increased traction with new and existing distribution partners for the GigaMux DWDM and JumpStart CWDM product lines, including significant business with DeltaNet
        (Switzerland), Marubeni Network Systems (Japan), and
        Infraconcepts (Northern Europe).

    -- Announced that Germany's Landeskreditbank (L-Bank) has deployed an innovative data mirroring application using GigaMux whereby the bank became the first computing center to synchronously mirror its data over a distance of 100 kilometers. The second computing center was set up to improve system and data access in the event of a major disaster.

    -- Established a global partnership with Clear Communications to deliver service providers a reliable, proactive optical network operations management solution.

    -- Introduced new capabilities for GigaMux, including a highly integrated filter core, a substantially improved optical protection module, as well as a state-of-the-art multi-rate 3R/2R transponder that substantially improves performance, density, and power consumption. The new filter core more than doubles the previous filter density and includes integrated optical power adjustment. Providing an upgrade path to 128 channels, GigaMux now enables 32 fully protected channels to be implemented in a single rack - a 33% improvement in total system density.

    Arneson continued, "I am pleased that our aggressive focus on cost reduction and gross margin improvement is taking effect. Even though it has been difficult to trim expenses, facilities, and personnel, we believe that the success of our efforts will position us to achieve additional operating improvements in future periods."

    Capital Restructuring Agreement

    In early March 2003, the Company announced the execution of a definitive restructuring agreement with its Senior Convertible Debenture Holders and the Series A Preferred Shareholders of its optical networking subsidiary, Sorrento Networks, Inc. The Company plans to mail the proxy statement to shareholders on or about April 15, 2003, and hold a shareholder meeting in San Diego, CA, on May 19, 2003, for the approval of the capital restructuring.
    The terms of the definitive agreement are described in the March 6, 2003, Schedule 14A SEC filing and were also summarized in the Company's March 7, 2003, press release. Briefly, the agreement provides that the Company's $32.2 million in convertible bonds and all Series A Preferred shares will be converted into common shares of the Company and into a portion of $12.5 million in secured convertible debentures. The outstanding Series A "put" of $48.8 million against Sorrento Networks, Inc. will be withdrawn. The Senior Convertible Debenture Holders and Series A Preferred Shareholders will receive common shares and new convertible debentures, which, in the aggregate, will represent approximately 87.5% of the Company's common stock on a diluted basis. Existing shareholders will retain 7.5% of the common stock of the Company on the same diluted basis and will receive non-transferable warrants to purchase approximately 5% of the Company's common stock.
    The Company will reincorporate in Delaware and, post-closing, will simplify its corporate structure by merging its operating and non-operating subsidiaries into the new Delaware corporation.

    Nasdaq Listing

    In late January 2003, the Company submitted an appeal to the Nasdaq Listing Qualifications Panel (the "Panel") regarding a decision by Nasdaq to delist the Company's securities from the Nasdaq National Market as a result of not meeting the minimum shareholders' equity requirement. Based on the Company's progress on capital restructuring and the oral representations made to the Panel on March 6, 2003, the Panel determined, on April 4, 2003, to continue the listing of the Company's securities subject to two provisions. First, the Company must file with the SEC, by May 16, 2003, a pro forma balance sheet demonstrating compliance with the $10 million shareholders' equity requirement. Second, the Company's Form 10-Q for the quarter ending April 30, 2003 must be filed by June 15, 2003, and must demonstrate continued compliance with the $10 million shareholders' equity requirement. The Company's plan is to demonstrate compliance after the capital restructuring is completed. However, since the restructuring will not be complete by May 16, the Company will request a short extension of the May 16 deadline set by the Panel. There can be no assurance that the Panel will approve the request for an extension.
    "Completing our capital restructuring has been a costly and time-consuming process, but will be a key milestone toward improving our capital structure and balance sheet," stated Joe Armstrong, Sorrento's chief financial officer. "Our new capital structure is expected to address the Nasdaq listing requirements, permit additional capital infusion, and lead to new customer and product opportunities that have not been available to the Company in the past."
    Arneson concluded, "Although we are pleased with our accomplishments, critical challenges still face the Company. Our ability to maintain a strong balance sheet while completing the restructuring as well as finding ways to raise additional working capital is essential to our success. With the restructuring completed and a capital infusion in place, the Sorrento team will be ready to take advantage of new opportunities for future growth."

    Quarterly Conference Call with Management

    The Company will conduct its quarterly conference call with analysts today, Thursday, April 10, 2003, at 2:00 pm PT (5:00 pm ET). The Company will review operating results from the fiscal fourth quarter and year ended January 31, 2003.
    Those interested in participating may attend by web cast at www.sorrentonet.com. Participants should visit the site approximately 15 minutes prior to the start time of the conference call to register and download and install any necessary audio software. A replay of the conference call will be available for approximately one month.

    About Sorrento Networks

    Sorrento Networks, headquartered in San Diego, is a leading supplier of intelligent optical networking solutions for metro and regional applications worldwide. Sorrento Networks' products support a wide range of protocols and network traffic over linear, ring and mesh topologies. Sorrento Networks' existing customer base and market focus includes communications carriers in the telecommunications, cable TV and utilities markets. The storage area network (SAN) market is addressed though alliances with SAN system integrators. Recent news releases and additional information about Sorrento Networks can be found at www.sorrentonet.com.

    Forward-Looking Statements

    Except for historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Words such as "plans," "expects," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The occurrence of actual events may differ materially due to a variety of factors, including without limitation the following: (1) Sorrento Networks' ability to consummate the definitive agreement with the Series A Preferred Shareholders and the Senior Convertible Debenture Holders for a capital restructuring; (2) Sorrento Networks' ability to fund its operations until such time that revenue and orders improve, including its ability to raise additional equity or debt financing;
(3) Sorrento Networks' ability to come into compliance with Nasdaq listing requirements within the timeframe required by Nasdaq; (4) unanticipated technical problems relating to Sorrento Networks' products; (5) Sorrento Networks' ability, or lack thereof, to make, market and sell optical networking products that meet with market approval and acceptance; (6) the greater financial, technical and other resources of Sorrento Networks' many, larger competitors in the marketplace for optical networking products; (7) changed market conditions, new business opportunities or other factors that might affect Sorrento Networks' decisions as to the best interests of its shareholders; (8) other risks detailed from time to time in Sorrento Networks' reports filed with the U.S. Securities and Exchange Commission.

SORRENTO NETWORKS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands, except per share amounts)
                                                   January   January
                                                   31, 2003   31, 2002
----------------------------------------------------------------------

ASSETS

CURRENT ASSETS
 Cash and equivalents                            $   7,747  $  14,243
 Accounts receivable, net                            5,576      8,081
 Inventory, net                                     13,934     18,810
 Prepaid expenses and other current assets             741      1,252
 Investment in marketable securities                 3,959     28,120
----------------------------------------------------------------------
        TOTAL CURRENT ASSETS                        31,957     70,506
----------------------------------------------------------------------

PROPERTY AND EQUIPMENT, NET                         17,103     17,411
----------------------------------------------------------------------

OTHER ASSETS
 Purchased technology, net                             430        852
 Other assets                                        6,315      1,471
 Investment in former subsidiary                         -         99
----------------------------------------------------------------------
        TOTAL OTHER ASSETS                           6,745      2,422
----------------------------------------------------------------------

TOTAL ASSETS                                     $  55,805  $  90,339
======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Short-term debt                                 $       -  $   1,043
 Current maturities of long term debt                  222        362
 Accounts payable                                    5,135      5,575
 Deferred Revenue                                    3,700         63
 Accrued liabilities and other current
  liabilities                                       10,560      8,824
 Due on redeemption of preferred security of
  subsidiary                                        48,800     48,800
----------------------------------------------------------------------
        TOTAL CURRENT LIABILITIES                   68,417     64,667
----------------------------------------------------------------------

Long-term debt and capital lease obligations         3,644      3,867
Debentures payable, net of unamortized costs and
 discounts                                          18,121      3,489
Dividends payable                                       99         99
----------------------------------------------------------------------
        TOTAL LIABILITIES                           90,281     72,122
----------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES


STOCKHOLDERS' EQUITY
 Preferred stock, $.01 par value; liquidation
  preference $1,353                                      1          1
 Common stock, $6.00 par value; 7,500,000 shares
  authorized                                         5,318      4,263
 Additional paid-in capital                        144,887    151,443
 Deferred stock compensation                            (5)      (255)
 Accumulated deficit                              (187,536)  (161,326)
 Accumulated unrealized gain on maketable
  securities                                         2,928     24,160
 Treasury stock, at cost                               (69)       (69)
----------------------------------------------------------------------
        TOTAL STOCKHOLDERS' EQUITY                 (34,476)    18,217
----------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  55,805  $  90,339
======================================================================

SORRENTO NETWORKS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except per share amounts)

                               Three Months Ended  Twelve Months Ended
                                   January 31,         January 31,
                               ------------------  -------------------
                                  2003      2002       2003      2002
----------------------------------------------------------------------

NET SALES                      $ 8,410  $  8,266   $ 25,137  $ 40,827
COST OF SALES                    5,240     6,492     21,817    31,507

----------------------------------------------------------------------
     GROSS PROFIT                3,170     1,774      3,320     9,320
----------------------------------------------------------------------

OPERATING EXPENSES
 Selling and marketing           2,525     3,917     12,021    16,165
 Engineering, research and
  development                    2,137     3,419      8,990    13,656
 General and administrative      3,392     3,366     12,779    12,770
 Deferred stock compensation       109       203        433       812
 Other operating expenses          103        92        426     3,071
----------------------------------------------------------------------
     TOTAL OPERATING EXPENSES    8,266    10,997     34,649    46,474
----------------------------------------------------------------------

(LOSS) FROM OPERATIONS          (5,096)   (9,223)   (31,329)  (37,154)
----------------------------------------------------------------------

OTHER INCOME (EXPENSES)
 Investment income                  43    (1,697)       275    (1,368)
 Interest expense               (5,030)      523     (9,619)   (3,311)
 Other income (Expenses)            32       (65)       214       (99)
 Gain on sale of marketable
  securities                     2,593       (21)    14,249    (1,204)
----------------------------------------------------------------------
     TOTAL OTHER INCOME
      (EXPENSES)                (2,362)   (1,260)     5,119    (5,982)
----------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING
 OPERATIONS
 BEFORE INCOME TAX              (7,458)  (10,483)   (26,210)  (43,136)

PROVISION FOR INCOME TAXES           -         -          -         -
----------------------------------------------------------------------

NET INCOME (LOSS)              $(7,458) $(10,483)  $(26,210) $(43,136)
======================================================================


EARNINGS (LOSS) PER SHARE:

 PREFERRED STOCK DIVIDENDS           -         -          -
 NET GAIN (LOSS) APPLICABLE TO
  COMMON SHARES                $(7,458) $(10,483)  $(26,210) $(43,136)

     BASIC WEIGHTED AVERAGE
      COMMON SHARES
      OUTSTANDING                  886       709        787       698
----------------------------------------------------------------------
BASIC NET INCOME (LOSS) PER
 COMMON SHARE                  $ (8.42) $ (14.80)  $ (33.29) $ (62.00)
======================================================================


     DILUTED WEIGHTED AVERAGE
      COMMON SHARES
      OUTSTANDING                  990       709      1,011       809
----------------------------------------------------------------------
DILUTED NET INCOME (LOSS) PER
 COMMON SHARE                  $(32.64) $ (14.80)  $ (48.22) $ (87.20)
======================================================================

COMPREHENSIVE INCOME AND ITS COMPONENTS
 CONSIST OF
 THE FOLLOWING:
     Net income (loss)         $(7,458) $(10,483)  $(26,210) $(43,136)
     Unrealized (losses) from
      marketable securities:
      Unrealized holding
       (losses) arising during
       the period                2,817     7,717     (6,984)  (21,993)
      Reclassification
       adjustment for gains
       included in net income   (2,593)       21    (14,249)    1,204
----------------------------------------------------------------------
NET COMPREHENSIVE INCOME (LOSS)$(7,234) $ (2,745)  $(47,443) $(63,925)
======================================================================

See accompanying notes to consolidated
 financial statements.

SORRENTO NETWORKS CORPORATION
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(In Thousands)

                                          Sorrento     Meret
                                          Networks     Optical  Total
                                          ---------    -------  -----
Three Months Ended January 31, 2003

        Net sales                         $ 7,882    $   528  $ 8,410
        Intersegment sales                                --       --
                                           -------    -------  -------
        Total net sales                     7,882        528    8,410

        Cost of sales                       4,860        380    5,240

                                           -------    -------  -------
        Gross Profit                      $ 3,022    $   148  $ 3,170
                                           =======    =======  =======

        Gross Profit %                       38.3%      28.0%    37.7%
                                           =======    =======  =======

Three Months Ended January 31, 2002

        Net sales                         $ 7,441    $   825  $ 8,266
        Intersegment sales                     --         --       --
                                           -------    -------  -------
        Total net sales                     7,441        825    8,266

        Cost of sales                       5,814        678    6,492

                                           -------    -------  -------
        Gross Profit                      $ 1,627    $   147  $ 1,774
                                           =======    =======  =======

        Gross Profit %                       21.9%      17.8%    21.5%
                                           =======    =======  =======

Twelve Months Ended January 31, 2003

        Net sales                         $22,373    $ 3,061  $25,434
        Intersegment sales                              (297)    (297)
                                           -------    -------  -------
        Total net sales                    22,373      2,764   25,137

        Cost of sales                      19,257      2,560   21,817

                                           -------    -------  -------
        Gross Profit                      $ 3,116    $   204  $ 3,320
                                           =======    =======  =======

        Gross Profit %                       13.9%       6.7%    13.1%
                                           =======    =======  =======

Twelve Months Ended January 31, 2002

        Net sales                         $36,034    $ 4,793  $40,827
        Intersegment sales                     --         --       --
                                           -------    -------  -------
        Total net sales                    36,034      4,793   40,827

        Cost of sales                      28,384      3,123   31,507

                                           -------    -------  -------
        Gross Profit                      $ 7,650    $ 1,670  $ 9,320
                                           =======    =======  =======

        Gross Profit %                       21.2%      34.8%    22.8%
                                           =======    =======  =======

    CONTACT: Sorrento Networks Corporation
             Joe Armstrong, 858/450-4934 (Investors) jarmstrong@sorrentonet.com
                 or
             Demetri Elias, Ph.D., 858/450-4938 (Media) delias@sorrentonet.com